First California Financial Group 8-K

Exhibit 99.1

FIRST CALIFORNIA REPORTS STRONG 2011 SECOND QUARTER NET INCOME OF $2.4 MILLION

-- Company to Host Conference Call Today at 11 a.m. Pacific Time --

WESTLAKE VILLAGE, Calif., July 26, 2011 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported second quarter net income of $2.4 million compared with $147,000 for the same quarter a year ago.  Net income available to common shareholders was $2.1 million, or $0.07 per diluted share, compared to a net loss available to common shareholders of $166,000, or $0.01 per share, for the 2010 second quarter.  Preferred dividends were $312,500 each for the second quarters of 2011 and 2010.

“Our strong earnings were driven by several factors, including improved margins, higher fee income and lower loan loss provisions,” said C. G. Kum, president and chief executive officer of First California Financial Group.  “Moreover, we believe these financial results are sustainable and validate the actions we have previously taken, and expect to continue to take, namely hiring talented professionals, making strategic acquisitions to expand our geographic base and add new product offerings, and proactively and diligently addressing asset quality.”

2011 Second Quarter Financial Highlights

•	Net income climbed to $2.4 million compared with $147,000 for the same period a year ago;

•	Diluted earnings per common share rose to $0.07 versus a loss per common share of $0.01 for the 2010 second quarter;

•	Net interest income increased 43% to $15.5 million from the same period last year; net interest margin (on a tax equivalent basis) improved to 3.95 percent compared with 3.40 percent a year ago;

•	Service charges, fees and other income jumped 97% from the year ago period to $2.2 million;

•	Pre-tax gain of $466,000 recorded in connection with the acquisition of the Electronic Payment Services division of Palm Desert National Bank; associated integration/conversion expense of $350,000;

•
Loan loss allowance to non-covered loans at the end of the 2011 second quarter of 1.99 percent, up from 1.85 percent a year ago; net loan charge-offs decreased to $860,000 from $912,000 for the same period last year; provision for loan losses declined to $500,000 from $1.8 million for the same quarter last year;

•	Tangible book value per common share increased 13% to $4.11 at the end of the second quarter from a year ago.

Electronic Payments Services Transaction
On April 8, 2011, the Bank completed the acquisition of the Electronic Banking Solutions division of Palm Desert National Bank.  The transaction included the division’s customer base, core deposits and employees.  At the closing date, the division had deposits of $91 million and 26 employees.  In connection with the purchase, the Bank recognized a pre-tax gain of $466,000 and incurred integration/conversion expenses of $350,000.  The Electronic Payment Services division, or EPS division, its new name under First California Bank, is a leader in the electronic payment industry with a history of stored-value card programs and merchant acquiring programs.  First California Bank issues prepaid cards and sponsors merchant acquiring services for all national and regional networks, including Visa, MasterCard and Discover throughout all 50 states and US territories.  Division revenues were $854,000 and deposits averaged $83.2 million since the date of acquisition.  At June 30, 2011, deposits were $93.3 million.

Financial Results
For the 2011 second quarter, net interest income before the provision for loan losses, increased 43% to $15.5 million from $10.8 million for the 2010 second quarter.  The increase reflects a higher level of loans and loan yields and included $850,000 of discount accretion on covered loans for the 2011 second quarter.  Net interest margin (on a taxable equivalent basis) rose to 3.95 percent from 3.40 percent for the 2010 second quarter.  The increase reflects the decline in the rate paid on interest-bearing funds and the benefit from the addition of non-interest checking deposits, primarily from the EPS division.

Service charges, fees and other income increased 97% to $2.2 million from $1.1 million for the 2010 second quarter, primarily due to the fee income in the current quarter from the EPS division.

Noninterest income included a $490,000 net gain on the sale of securities, a $166,000 gain from the sale of the former head office of the Bank and a $466,000 gain on the acquisition of the EPS division.

Operating expenses for the 2011 second quarter were $12.6 million compared with $9.9 million for the 2010 second quarter.  These expenses exclude intangible amortization, integration/conversion expenses and foreclosed property gains, losses and expenses.  The increase reflects growth in the Company’s workforce associated with the acquisitions of Western Commercial Bank, San Luis Trust Bank (SLTB) and the EPS division, as well as the addition of three lending teams.  Employees at June 30, 2011 numbered 293 compared with 245 at the end of the same period a year ago.  In addition, professional expenses were higher due to ongoing loan collection and resolution efforts.  Nonetheless, the Company’s efficiency ratio improved to 73.59% for the 2011 second quarter from 81.82% for the same period last year.

At June 30, 2011, non-covered loans decreased to $919.7 million from $947.7 million at December 31, 2010, primarily due to continued lowering of the Company’s exposure in the construction loan portfolio combined with lower line usage by its commercial borrowers.  To deploy excess liquidity, the Company is in the process of acquiring loan portfolios totaling approximately $35 million.  These loans are primarily in-market single family residential and multi-family mortgages underwritten to First California’s conservative standards.

At June 30, 2011, covered loans increased to $171.8 million from $53.9 million at December 31, 2010, because of the FDIC-assisted SLTB transaction.  The unpaid principal balance of covered loans at June 30, 2011 was $261.1 million.  The Bank’s credit administrative team, since the respective acquisition dates, reduced covered loans by 11%.

Led by the EPS division, non-interest checking deposits increased 30% from year-end 2010 and now represent 31% of total deposits.  The SLTB transaction included $174 million of deposits from outside the SLTB geographic footprint.  The Bank allowed these deposits to run-off at their scheduled maturities and approximately $20 million remained at the end of the 2011 second quarter.  These remaining deposits will mature and run-off by the end of 2011.  The cost of all deposits, aided by the change in the mix of deposits, fell 10% to 64 basis points for the 2011 second quarter from 71 basis points for the same period last year.

Asset Quality
Non-covered nonaccrual loans decreased to $17.8 million at June 30, 2011 from $18.2 million at December 31, 2010.  Non-covered loans past due 30 to 89 days decreased to $5.8 million at June 30, 2011 from $11.6 million at December 31, 2010.  There were no non-covered loans past due 90 days and accruing at June 30, 2011

Non-covered foreclosed property at the end of the 2011 second quarter declined 22% to $20.2 million from $26.0 million at December 31, 2010.  In addition to the valuation allowance charge recognized in the 2011 first quarter, the Company continues to realize declines through sales.  At June 30, 2011, non-covered non performing assets (the sum of non-covered loans past due 90 days and accruing, nonaccrual loans and foreclosed properties) were 2.1% of total assets.

Covered nonaccrual loans decreased to $31.6 million at June 30, 2011 from $42.2 million at March 31, 2011.  Covered foreclosed property was $5.5 million at June 30, 2011, down from $11.1 million at March 31, 2011.

The allowance for loan losses was $18.3 million, or 1.99 percent of non-covered loans, at the end of the 2011 second quarter compared with $17.0 million, or 1.80 percent of non-covered loans, at December 31, 2010.  Net loan charge-offs for the 2011 second quarter were $860,000, or 0.37 percent (annualized) of average non-covered loans.  The provision for non-covered loan losses for the 2011 second quarter decreased to $500,000 compared with $1.8 million for the 2010 second quarter.

Kum added, “All of our asset quality data points are positive, with significant declines in problem loans, charge-offs and the provision for loan losses.  Our strong allowance for loan losses, history of low credit losses and exemplary credit administrative team has and will continue to help protect our capital through this extended recession and stagnant real estate market.”

Capital resources
Shareholders’ equity was $217.5 million at June 30, 2011 compared with $198.0 million at December 31, 2010.  The Company’s book value per common share increased to $6.77 at June 30, 2011 compared with $6.16 at December 31, 2010.  Tangible book value per common share rose to $4.11 at June 30, 2011 compared with $3.65 at December 31, 2010.

At June 30, 2011, First California’s preliminary Tier 1 leverage capital ratio was 9.77 percent.  At the end of the 2010 fourth quarter, the Tier 1 leverage capital ratio was 11.00 percent.  The Company’s ratio of tangible common equity to tangible assets was 6.77 percent at quarter end and 7.08 percent at the end of the 2010 fourth quarter.  Total assets were $1.80 billion at June 30, 2011 compared with $1.52 billion at December 31, 2010.

Kum concluded: “Looking ahead, we are building positive core earnings momentum, with strong core deposits and stable operating costs.  In addition, we expect increased contributions from the EPS division in the fourth quarter of this year and beyond, as revenues begin catching up to the front-end expenses.  And, we have recently brought on board a chief banking officer and chief marketing officer who will be significant participants in strengthening, re-energizing and stimulating further growth in our Bank.”

SBLF transaction
Subsequent to the end of the 2011 second quarter, on July 14, 2011, the Company issued 25,000 shares of non-cumulative, perpetual preferred stock series C shares to the U. S. Treasury under its Small Business Lending Fund (SBLF) program.  The Company used the $25 million of proceeds to redeem all 25,000 outstanding shares of preferred stock series B.  In connection with the redemption of the series B shares, the Company accelerated the amortization of the remaining difference between the par amount and the initially recorded fair value of the series B preferred shares.  This $1,143,500 deemed dividend will reduce the amount of net income available to common shareholders in the 2011 third quarter.  The initial dividend rate on the series C shares will be 5%; the dividend rate will be established each quarter based on the growth in qualified small business loans.

Use of Non-GAAP Financial Measures
This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules.  Tangible common equity as a percentage of tangible assets is a non-GAAP financial measure.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Management believes that this measure is useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.  Operating expenses exclude amortization of intangible assets and loss on and expense of foreclosed property and non-recurring items such as integration/conversion expenses related to acquisitions and is intended to represent normalized, recurring expenses.  This information is being provided in response to market participant interest in these financial metrics.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP.  The reconciliation of this non-GAAP financial measure to a GAAP financial measure is provided as an attachment to the financial tables.

Conference Call and Webcast
First California will hold a conference call today, July 26, 2011 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the Company’s 2011 second quarter financial performance.  Investment professionals are invited to participate in the live call by dialing 877-317-6789 (domestic), 866-605-3852 (Canada) or 412-317-6789 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available one hour after the end of the conference through August 9, 2011 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 10002063.

About First California
First California Financial Group, Inc. (NASDAQ:FCAL) is the holding company of First California Bank.  Founded in 1979 and with nearly $2 billion in assets, First California serves the comprehensive financial needs of small- and middle-sized businesses and high net worth individuals throughout Southern California.  Led by an experienced team of bankers, First California is committed to providing the best client service available in its markets, offering a full line of quality commercial banking products through 19 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Ventura counties.  The holding company’s website can be accessed at www.fcalgroup.com.  For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information
This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the Company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, changes in the bank regulatory environment, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

# # #

(Financial Tables Follow)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	30-Jun-11	31-Mar-11	31-Dec-10	30-Sep-10	30-Jun-10

Income statement summary
Net interest income	$15,500	$12,779	$12,108	$11,107	$10,806
Service charges, fees & other income	2,234	1,239	1,199	1,116	1,133
Operating expenses	12,557	12,130	9,383	9,083	9,866
Provision for loan losses	500	2,500	1,199	3,618	1,766
Foreclosed property (gain)/loss & expense	486	5,252	2,224	185	(223)
Amortization of intangible assets	624	416	416	416	417
Gain on securities transactions	490	-	548	1,204	130
Integration/conversion expense	350	515	430	-	-
Gain on acquisition	466	34,736	2,312	-	-
Impairment loss on securities	-	1,066	708	23	-
Income before tax	4,173	26,875	1,807	102	243
Tax expense	1,756	11,287	727	38	96
Net income	$2,417	$15,588	$1,080	$64	$147
Net income (loss) available
to common shareholders	$2,104	$15,275	$767	$(249)	$(166)

Common shareholder data
Basic earnings (loss) per common share	$0.07	$0.54	$0.03	$(0.01)	$(0.01)
Diluted earnings (loss) per common share	$0.07	$0.54	$0.03	$(0.01)	$(0.01)
Book value per common share	$6.77	$6.71	$6.16	$6.17	$6.18
Tangible book value per common share	$4.11	$4.21	$3.65	$3.65	$3.64
Shares outstanding	28,410,075	28,214,721	28,170,760	28,174,076	28,175,564
Basic weighted average shares	28,372,740	28,177,635	28,171,552	28,174,092	28,181,602
Diluted weighted average shares	28,744,784	28,519,006	28,494,729	28,174,092	28,181,602

Selected ratios, yields and rates
Return on average assets	0.52%	3.67%	0.28%	0.02%	0.04%
Return on average tangible assets	0.63%	3.82%	0.30%	0.02%	0.04%
Return on average equity	4.50%	30.68%	2.16%	0.13%	0.30%
Return on average common equity	4.42%	34.15%	1.75%	-0.57%	-0.38%
Return on average tangible common equity	8.49%	56.78%	3.89%	-0.03%	0.30%
Equity to assets	12.07%	11.70%	13.02%	13.23%	13.65%
Tangible equity to tangible assets	8.21%	8.16%	8.78%	8.91%	9.19%
Tangible common equity to tangible assets	6.77%	6.75%	7.08%	7.19%	7.42%
Tier 1 leverage capital ratio:
First California Bank	9.54%	10.25%	10.63%	11.03%	11.10%
First California Financial Group, Inc.	9.77%	10.58%	11.00%	11.49%	11.62%
Yield on loans	6.24%	5.69%	5.74%	5.83%	5.63%
Yield on securities	2.16%	1.78%	1.76%	2.15%	2.22%
Yield on federal funds sold and deposits w/banks	0.29%	0.28%	0.33%	0.28%	0.27%
Total earning assets yield	4.84%	4.54%	4.64%	4.57%	4.77%
Rate paid on interest-bearing deposits	0.90%	0.95%	0.97%	0.99%	1.00%
Rate paid on borrowings	2.53%	3.22%	3.48%	3.72%	3.86%
Rate paid on junior subordinated debt	4.99%	4.90%	6.26%	6.55%	6.56%
Total rate paid on interest bearing funds	1.18%	1.30%	1.44%	1.54%	1.56%
Net interest spread	3.66%	3.24%	3.20%	3.03%	3.21%
Net interest margin (tax equivalent)	3.95%	3.52%	3.59%	3.46%	3.40%
Cost of all deposits	0.64%	0.71%	0.69%	0.69%	0.71%
Efficiency ratio	73.59%	37.53%	80.73%	75.97%	81.82%

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	30-Jun-11	31-Mar-11	31-Dec-10	30-Sep-10	30-Jun-10

Balance sheet data - period end
Total assets	$1,801,981	$1,830,443	$1,521,334	$1,498,932	$1,452,999
Shareholders' equity	217,539	214,086	198,041	198,284	198,384
Common shareholders' equity	192,682	189,344	173,413	173,770	173,985
Tangible common shareholders' equity	116,827	118,870	102,778	102,718	102,517
Earning assets	1,519,374	1,556,980	1,336,570	1,283,963	1,275,540
Loans	1,091,528	1,125,890	1,001,615	918,708	891,541
Securities	316,496	311,094	272,439	272,381	286,100
Federal funds sold & other	111,350	119,996	62,516	92,874	97,899
Interest-bearing funds	1,131,617	1,265,399	982,945	985,194	906,883
Interest-bearing deposits	977,186	1,083,803	824,640	780,402	751,354
Borrowings	127,626	154,791	131,500	178,000	128,750
Junior subordinated debt	26,805	26,805	26,805	26,792	26,779
Goodwill and other intangibles	75,855	70,474	70,635	71,052	71,468
Deposits	1,406,714	1,411,676	1,156,288	1,089,366	1,092,457

Balance sheet data - period average
Total assets	$1,856,148	$1,723,401	$1,519,386	$1,449,937	$1,433,981
Shareholders' equity	215,626	206,063	198,163	198,703	197,601
Common shareholders' equity	191,013	181,378	173,592	173,878	173,268
Tangible common shareholders' equity	116,539	110,824	102,748	102,618	101,592
Earning assets	1,576,428	1,475,076	1,341,797	1,274,996	1,278,026
Loans	1,107,772	1,079,197	991,723	890,221	913,251
Securities	314,025	295,407	293,721	287,370	278,395
Federal funds sold & other	154,631	100,472	56,353	97,405	86,380
Interest-bearing funds	1,198,176	1,165,157	979,844	919,381	916,653
Interest-bearing deposits	1,032,406	1,004,889	822,421	761,104	759,183
Borrowings	138,965	133,463	130,625	131,492	130,698
Junior subordinated debt	26,805	26,805	26,798	26,785	26,772
Goodwill and other intangibles	74,474	70,563	70,844	71,260	71,676
Deposits	1,450,812	1,336,865	1,153,795	1,084,990	1,070,126

Asset quality data & ratios

Non-covered assets:
Loans past due 30 to 89 days & accruing	$5,838	$2,393	$11,630	$2,003	$1,078
Loans past due 90 days & accruing	-	544	-	-	-
Nonaccruing loans	17,792	21,186	18,241	22,398	13,192
Total past due & nonaccrual loans	$23,630	$24,123	$29,871	$24,401	$14,270

Foreclosed property	$20,204	$20,855	$26,011	$27,906	$27,850

Loans	$919,704	$940,885	$947,745	$918,708	$891,541

Net loan charge-offs	$860	$867	$666	$3,570	$912
Allowance for loan losses	$18,306	$18,666	$17,033	$16,500	$16,452
Allowance for loan losses to loans	1.99%	1.98%	1.80%	1.80%	1.85%

Covered assets:
Loans past due 30 to 89 days & accruing	$4,145	$5,607	$4,877	$-	$-
Loans past due 90 days & accruing	2,379	4,208	400	-	-
Nonaccruing loans	31,649	42,412	4,325	-	-
Total past due & nonaccrual loans	$38,173	$52,227	$9,602	$-	$-

Foreclosed property	$5,461	$11,096	$977	$-	$-

Loans	$171,824	$185,005	$53,870	$-	$-

Net loan charge-offs	$-	$-	$-	$-	$-
Allowance for loan losses	$-	$-	$-	$-	$-
Allowance for loan losses to loans	0.00%	0.00%	0.00%	0.00%	0.00%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

(in thousands)
Interest income:
Interest and fees on loans	$17,236	$12,819	$32,368	$25,806
Interest on securities	1,680	1,508	2,991	3,097
Interest on federal funds sold and interest bearing deposits	111	59	180	79
Total interest income	19,027	14,386	35,539	28,982
Interest expense:
Interest on deposits	2,316	1,884	4,658	4,056
Interest on borrowings	877	1,257	1,937	2,569
Interest on junior subordinated debentures	334	439	665	878
Total interest expense	3,527	3,580	7,260	7,503
Net interest income before provision for loan losses	15,500	10,806	28,279	21,479
Provision for loan losses	500	1,766	3,000	3,520
Net interest income after provision for loan losses	15,000	9,040	25,279	17,959
Noninterest income:
Service charges on deposit accounts	858	814	1,755	1,599
Net gain on sale of securities	490	130	490	262
Impairment loss on securities	-	-	(1,066)	(18)
Market gain on foreclosed assets	-	691	-	691
Gain on acquisitions	466	-	35,202	-
Other income	1,376	319	1,718	613
Total noninterest income	3,190	1,954	38,099	3,147
Noninterest expense:
Salaries and employee benefits	6,572	4,889	12,640	9,859
Premises and equipment	1,603	1,517	3,142	3,054
Data processing	814	597	1,875	1,192
Legal, audit and other professional services	1,568	590	3,228	772
Printing, stationery and supplies	112	113	208	125
Telephone	208	213	374	437
Directors’ fees	100	113	206	233
Advertising, marketing and business development	428	286	797	513
Postage	65	47	121	103
Insurance and assessments	750	780	1,413	1,580
Loss on and expense of foreclosed property	486	468	5,738	546
Amortization of intangible assets	624	417	1,040	833
Other expenses	687	721	1,548	1,420
Total noninterest expense	14,017	10,751	32,330	20,667
Income before provision for income taxes	4,173	243	31,048	439
Provision for income taxes	1,756	96	13,043	175
Net income	$2,417	$147	$18,005	$264

Net income (loss) available to common stockholders	$2,104	$(166)	$17,380	$(361)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands)	June 30,	December 31,
	2011	2010

Cash and due from banks	$46,530	$25,487
Interest bearing deposits with other banks	111,350	62,516
Securities available-for-sale, at fair value	316,496	272,439
Non-covered loans, net	901,398	930,712
Covered loans	171,824	53,870
Premises and equipment, net	18,628	19,710
Goodwill	60,720	60,720
Other intangibles, net	15,135	9,915
Deferred tax assets, net	-	4,563
Cash surrender value of life insurance	12,451	12,232
Non-covered foreclosed property	20,204	26,011
Covered foreclosed property	5,461	977
FDIC shared-loss asset	81,630	16,725
Accrued interest receivable and other assets	40,154	25,457

Total assets	$1,801,981	$1,521,334

Non-interest checking	$429,528	$331,648
Interest checking	98,695	88,638
Money market and savings	490,062	388,289
Certificates of deposit, under $100,000	95,412	84,133
Certificates of deposit, $100,000 and over	293,017	263,580
Total deposits	1,406,714	1,156,288

Securities sold under agreements to repurchase	30,000	45,000
Federal Home Loan Bank advances	97,626	86,500
Junior subordinated debentures	26,805	26,805
Deferred tax liabilities, net	11,353	-
FDIC shared-loss liability	3,643	988
Accrued interest payable and other liabilities	8,301	7,712

Total liabilities	1,584,442	1,323,293

Total shareholders’ equity	217,539	198,041

Total liabilities and shareholders’ equity	$1,801,981	$1,521,334

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)

(in thousands except for share data and ratios)	6/30/2011	12/31/2010

Total shareholders' equity	$217,539	$198,041
Less: Goodwill and intangible assets	(75,855)	(70,635)
Tangible equity	141,684	127,406
Less: Preferred stock	(24,857)	(24,628)
Tangible common equity	$116,827	$102,778

Total assets	$1,801,981	$1,521,334
Less: Goodwill and intangible assets	(75,855)	(70,635)
Tangible assets	$1,726,126	$1,450,699

Common shares outstanding	28,410,075	28,170,760

Tangible equity to tangible assets	8.21%	8.78%
Tangible common equity to tangible assets	6.77%	7.08%
Tangible book value per common share	$4.11	$3.65

	Three months ended
	6/30/2011	6/30/2010
Net income (loss) available to common shares	$2,104	$(166)
Less: amortization of intangible assets, net of tax	362	241
Net income available to tangible common shares	$2,466	$75

	Three months ended
	6/30/2011	6/30/2010

Noninterest expense	$14,017	$10,751
Less: amortization of intangible assets	(624)	(417)
Less: loss on and expense of foreclosed property	(486)	(468)
Less: integration/conversion expenses	(350)	-
Operating expenses	$12,557	$9,866